Exhibit J

[Letterhead of the Procuradoria de la Administración]

May 15, 2017

The Hon. Dulcidio de la Guardia

Minister of Economy and Finance

Republic of Panama

P.O. Box 2694, Zona 3

Panama, Republic of Panama

Dear Minister:

I, the Procurador de la Administración of the Republic of Panama (“Panama”), have reviewed the Republic’s Registration Statement No. 333-215316 on Schedule B (the “Registration Statement”) including the Prospectus dated January 10, 2017, and the Prospectus Supplement dated May 4, 2017 constituting a part thereof, the Fiscal Agency Agreement dated as of September 26, 1997, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, Amendment No. 2 thereto, dated as of February 13, 2015, and, for purposes of the 2047 Global Bonds only, Amendment No. 3 thereto, dated October 26, 2016, including the forms of Security attached thereto (the “Fiscal Agency Agreement”) and the Underwriting Agreement that forms part of the Terms Agreement (the “Terms Agreement”), dated as of May 4, 2017 among the Republic of Panama (“Panama”), Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. (the “Underwriters”), pursuant to which Panama proposes to offer and sell U.S.$253,988,000 principal amount of its 3.875% Global Bonds due 2028 (the “2028 Global Bonds”) and U.S.$1,168,292,000 principal amount of its 4.500% Global Bonds due 2047 (the “2047 Global Bonds” and together with the 2028 Global Bonds, the “Global Bonds”).

The issuance of the Global Bonds has been authorized pursuant to Cabinet Decree No. 3 dated January 26, 2016, Cabinet Decree No. 7 dated February 21, 2017 and Cabinet Decree No. 11 dated March 28, 2017.

It is my opinion that, as of May 15, 2017, the Global Bonds were, and they remain, duly authorized, and when executed and delivered by Panama and authenticated pursuant to the Fiscal Agency Agreement and delivered to and paid for by the Underwriters pursuant to the Terms Agreement, the Prospectus (including, without limitation, the Prospectus Supplement) and any amendment or supplement thereto, the Global Bonds constituted and constitute valid and legally binding, direct and unconditional obligations of Panama under the present laws of Panama.

I hereby consent to the filing of this opinion as an exhibit to the Annual Report of Panama on Form 18-K for the fiscal year ended December 31, 2015, as amended, and to the use of my name under the heading “Validity of the Global Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Best Regards,

/s/ Rigoberto Gonzalez Montenegro

Rigoberto Gonzalez Montenegro
Procurador de la Administración
Republic of Panama

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